Exhibit 21.1

List of Subsidiaries

Wholly-owned Subsidiaries
NetSol Technologies Americas, Inc. (“NTA”) formerly NetSol Technologies North America, Inc. (“NTNA”)
NetSol Technologies Limited (“NetSol UK”)
NetSol Technologies Australia Pty Limited (“NetSol Australia”) formerly NetSol-Abraxas Australia Pty Ltd. (“Abraxas”)
NetSol Technologies Europe Limited (“NTE”)
NTPK (Thailand) Co. Limited (“NTPK Thailand”)
NetSol Connect (Private), Ltd. (“Connect”)
NetSol Technologies (Beijing) Co. Ltd. (NetSol Beijing)
NetSol Omni (Private) Ltd. (“Omni”)
NetSol Technologies (GmbH) (“NTG”)

Majority-owned Subsidiaries
NetSol Technologies, Ltd. (“NetSol PK”)
NetSol Innovation (Private) Limited (“NetSol Innovation”)
Vroozi, Inc. (“Vroozi”)
Virtual Lease Services Holdings Limited (“VLSH”)
Virtual Lease Services Limited (“VLS”)
Virtual Lease Services (Ireland) Limited (VLSIL) formerly Hanover Asset Finance (Ireland) Limited (“HAFL”)